    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 1999

                                                      REGISTRATION NO. 333-28081
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                         POST-EFFECTIVE AMENDMENT NO. 5
                                   ON FORM S-3
                                       TO
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933*

                             -----------------------

                               BANCORPSOUTH, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                   MISSISSIPPI
                         (State or Other Jurisdiction of
                         Incorporation or Organization)

                                   64-0659571
                     (I.R.S. Employer Identification Number)

                              ONE MISSISSIPPI PLAZA
                            TUPELO, MISSISSIPPI 38801
                                 (601) 680-2000
          (Address, Including Zip Code, and Telephone Number, including
             Area Code, of Registrant's Principal Executive Offices)

                             ----------------------

                               AUBREY B. PATTERSON
                               BANCORPSOUTH, INC.
                              ONE MISSISSIPPI PLAZA
                            TUPELO, MISSISSIPPI 38801
                                 (601) 680-2000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                              --------------------

                          Copies of communications to:
                             HOWARD W. HERNDON, ESQ.
                       WALLER LANSDEN DORTCH & DAVIS, PLLC
                           2100 NASHVILLE CITY CENTER
                                511 UNION STREET
                         NASHVILLE, TENNESSEE 37219-1760
                                 (615) 244-6380

                              --------------------

         Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.

*Filed as a Post-Effective Amendment on Form S-3 to such Registration Statement on Form S-4 pursuant to Rule 401(e) under the Securities Act of 1933. See "Explanatory Note."

                                EXPLANATORY NOTE

         BancorpSouth, Inc.'s "shelf" Registration Statement on Form S-4 (Registration No. 333-28081) was declared effective by the Securities and Exchange Commission on July 25, 1997. The Registration Statement relates to an aggregate of 15,000,000 shares of BancorpSouth common stock that may be issued from time to time in connection with BancorpSouth's acquisition of, or business combination with, other financial institutions. BancorpSouth has previously filed four Post-Effective Amendments to the Registration Statement, each of which included a Prospectus Supplement/Proxy Statement for a particular merger.

         In connection with its business combinations, BancorpSouth has assumed, and may in the future assume, an acquired company's obligations under outstanding options to purchase shares of the acquired company's capital stock. These options have been or will be converted, pursuant to the business combination, into options to purchase shares of BancorpSouth common stock. Certain of these options may be held by individuals who are not employees or directors of the acquired company and, accordingly, these options would not be eligible for registration under a Registration Statement on Form S-8. This Post-Effective Amendment No. 5 on Form S-3 amends the Registration Statement on Form S-4 to register up to 235,000 shares of BancorpSouth common stock that may be issued from time to time upon exercise of options that may be held by former employees or directors of acquired companies.

         The registration fee for the shares of BancorpSouth common stock covered by this Post-Effective Amendment was paid in connection with the original filing of the Registration Statement on Form S-4.

PROSPECTUS

                                 235,000 SHARES

                                  BANCORPSOUTH

                                  COMMON STOCK

                                 ---------------

         This prospectus relates to the issuance by BancorpSouth, Inc. of up to a total of 235,000 shares of its common stock, upon the exercise of stock options granted under BancorpSouth's 1998 Stock Option Plan.

         BancorpSouth common stock is listed on the New York Stock Exchange under the symbol "BXS."

                                 ---------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF BANCORPSOUTH COMMON STOCK TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         SHARES OF BANCORPSOUTH COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                 ---------------

                The date of this Prospectus is February __, 1999

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
The Company.......................................................................................................3

Plan of Distribution..............................................................................................4

Use of Proceeds...................................................................................................4

Description of the Plan...........................................................................................5
         The Plan.................................................................................................5
         Terms of Options.........................................................................................5
         Federal Income Tax Information...........................................................................7

Where You Can Find More Information...............................................................................7

Legal Matters.....................................................................................................9

Experts...........................................................................................................9

                                   THE COMPANY

         BancorpSouth, Inc. is incorporated in Mississippi and is a registered bank holding company under the Bank Holding Company Act of 1956. BancorpSouth conducts its operations through its subsidiary, BancorpSouth Bank, and its banking-related subsidiaries. BancorpSouth Bank conducts a commercial banking and trust business through, as of December 31, 1998, 157 offices in 77 municipalities or communities in 50 counties throughout Mississippi, west Tennessee and portions of Alabama. BancorpSouth Bank has operated under the trade names "Bank of Mississippi" in Mississippi and "Volunteer Bank" in Tennessee, and recently began operating all of its branches under the name "BancorpSouth Bank." In addition, BancorpSouth Bank operates consumer finance, credit life insurance and insurance agency subsidiaries. As of September 30, 1998, BancorpSouth and its subsidiaries had total assets of about $4.36 billion, deposits of about $3.69 billion and shareholders' equity of about $389.1 million. These amounts do not reflect three recent mergers of bank holding companies into BancorpSouth, each of which was accounted for as a pooling of interests. These mergers are described in this section below.

         BancorpSouth Bank provides a range of financial services to individuals and small-to-medium size businesses. Various types of checking accounts, both interest bearing and non-interest bearing, are available. Savings accounts and certificates of deposit with a range of maturities and interest rates are available to meet the needs of customers. Other services include safe deposit and night depository facilities. Limited 24-hour banking with automated teller machines is provided in most of its principal markets. BancorpSouth Bank is an issuing bank for MasterCard, and overdraft protection is available to approved MasterCard holders maintaining checking accounts with BancorpSouth Bank. BancorpSouth Bank offers a variety of services through its trust department, including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, and limited corporate trust functions.

         BancorpSouth Bank's lending activities include both commercial and consumer loans. Loan originations are derived from a number of sources including real estate broker referrals, mortgage loan companies, direct solicitation by BancorpSouth Bank's loan officers, present savers and borrowers, builders, attorneys, walk-in customers and, in some instances, other lenders. BancorpSouth Bank has established disciplined and systematic procedures for approving and monitoring loans that vary depending on the size and nature of the loan.

         On October 30, 1998, Alabama Bancorp., Inc., a bank holding company based in Birmingham, Alabama, merged into BancorpSouth. In connection with that merger, Highland Bank and First Community Bank of The South (which were subsidiaries of Alabama Bancorp., Inc.) merged into BancorpSouth Bank. Highland Bank operated seven banking locations in the metropolitan Birmingham, Alabama area and First Community Bank operated four banking locations in the Fort Deposit, Alabama area. As of September 30, 1998, Alabama Bancorp., Inc. and its subsidiaries had total assets of about $275.4 million and total deposits of about $243.3 million.

         On December 4, 1998, Merchants Capital Corporation, a bank holding company based in Vicksburg, Mississippi, merged into BancorpSouth. In connection with that merger, Merchants Bank (a wholly-owned subsidiary of Merchants Capital Corporation) merged into BancorpSouth Bank. Merchants Bank operated six banking locations in the Vicksburg, Mississippi area and a loan production office in Jackson, Mississippi. As of September 30, 1998, Merchants Capital Corporation and its subsidiaries had total assets of about $211.4 million and total deposits of about $173.5 million.

         On December 31, 1998, The First Corporation, a bank holding company based in Opelika, Alabama, merged into BancorpSouth, and The First National Bank of Opelika (a wholly-owned subsidiary of The First Corporation) merged into BancorpSouth Bank. The First National Bank of Opelika operated two banking locations in Opelika, Alabama and one banking location in Auburn, Alabama. As of September 30, 1998, The First Corporation and its subsidiary had total assets of about $143.4 million and total deposits of about $121.5 million.

         BancorpSouth's principal office is located at One Mississippi Plaza, Tupelo, Mississippi, 38801 and its telephone number is (601) 680-2000.

                              PLAN OF DISTRIBUTION

         BancorpSouth intends to issue shares of BancorpSouth common stock pursuant to this Prospectus in connection with the exercise of stock options granted by BancorpSouth under the BancorpSouth, Inc. 1998 Stock Option Plan (the "Plan"). BancorpSouth will be responsible for the expenses of such issuance, other than the exercise price of the options. No commissions, discounts, concessions or other compensation will be paid to any underwriter or broker-dealer in connection with such issuance.

         The shares of BancorpSouth common stock issued under this Prospectus and any supplement to this Prospectus may be reoffered by the holders of these shares from time to time. These transactions may be effected in the over-the-counter market, in negotiated transactions, through the writing of options on the shares of BancorpSouth common stock, or a combination of such methods of sale. The purchase price paid in these transactions may be fixed prices which may be changed, market prices prevailing at the time of sale, prices relating to the prevailing market prices or negotiated prices. The selling stockholders of these shares of BancorpSouth common stock may effect these transactions by selling their shares of BancorpSouth common stock to or through broker-dealers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares from whom such broker-dealer may act as agent or to whom they may sell as principal or both.

                                 USE OF PROCEEDS

         Upon the exercise of options granted under the Plan, BancorpSouth will receive the exercise price of these options. The exercise price of each of these options is determined on the date the option is granted under the Plan and, accordingly, may vary between options granted under the Plan. BancorpSouth intends to use the proceeds from these option exercises for working capital and general corporate purposes. BancorpSouth will not receive any of the proceeds from the resale of any shares of BancorpSouth common stock issued upon exercise of these options or otherwise under this Prospectus.

                             DESCRIPTION OF THE PLAN
THE PLAN

         The Plan was established on November 24, 1998 by BancorpSouth in order to provide options to purchase shares of BancorpSouth common stock to certain individuals who were employees or directors of organizations which are, or have been, merged into or acquired by BancorpSouth. Officers and directors of BancorpSouth are ineligible to receive options under the Plan. Options to purchase up to an aggregate of 235,000 shares of BancorpSouth common stock may be granted under the Plan. This number is to be adjusted for any change in the outstanding shares of BancorpSouth common stock by reason of a BancorpSouth common stock dividend, combination, recapitalization or reclassification. BancorpSouth common stock that is allocated to an option under the Plan that terminates for any reason cannot be used for new options.

         The Plan is administered and managed by a committee appointed by BancorpSouth's Board of Directors. The committee acts in a managerial capacity with respect to the Plan. BancorpSouth's Board of Directors may amend or terminate the Plan at any time. However, the shareholders of BancorpSouth must approve any amendment that allows directors or officers of BancorpSouth to participate in the Plan. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under
Section 401(a) of the Internal Revenue Code.

TERMS OF OPTIONS

        General. The holder of an option granted under the Plan is entitled to purchase shares of BancorpSouth common stock from BancorpSouth by payment of the per share exercise price stated in the option. Each option is subject to the terms and conditions stated in the Plan and in the relevant option agreement. For options that are granted to replace options held immediately prior to a merger between a predecessor organization and BancorpSouth, the number of shares of BancorpSouth common stock that can be acquired is calculated based upon the number of shares that may be purchased under the replaced option and the exchange ratio of the transaction with BancorpSouth.

         Option Exercise Price. Generally, the exercise price of an option granted under the Plan to replace a prior option is equivalent to the exercise price of the prior option. This price is calculated by reference to the exchange ratio of shares of BancorpSouth common stock for shares of the predecessor organization capital stock in the applicable merger or similar transaction. The exercise price of an incentive stock option, as qualified under Section 422 of the Internal Revenue Code, must be at least 100% of the fair market value of BancorpSouth common stock on the date of grant (110% for employees who are 10% shareholders).

        Limitations on Incentive Options. Incentive stock options under the Plan can only be granted to individuals who are employees of BancorpSouth. The value of the shares subject to an incentive stock option that can be acquired for the first time in a calendar year cannot exceed $100,000, based on the fair market value of BancorpSouth common stock on the date of grant. Any option or portion thereof that is granted in excess of this limit will be treated as a nonqualified stock option.

         The value of the shares subject to an incentive stock option that can be acquired for the first time in a calendar year cannot exceed $100,000, based on the fair market value of BancorpSouth common stock on the date of grant. Grants in excess of this limit will be treated as having been made under a nonqualified stock option. This limit is applied under the Plan by reference to the option granted by the predecessor organization (that is, the option replaced by an option under the Plan) and the fair market value of that organization's common stock on the grant date. For incentive stock options that are issued in replacement of prior incentive stock options, these limitations are applied at the time that the original option was issued.

         Time and Method of Exercise. Options granted under the Plan may be exercised at any time prior to the applicable date of termination set forth in the applicable option agreement and the Plan. Individuals may exercise options by notifying BancorpSouth in writing and tendering payment of the exercise price in a form that is acceptable to the Plan committee. Amounts received by BancorpSouth upon the exercise of an option are used for general corporate purposes. BancorpSouth is required to withhold and pay to the Internal Revenue Service appropriate income and other taxes upon the exercise of a nonqualified stock option by an employee of BancorpSouth or its affiliates.

         An option may generally be exercised with the assistance of a broker, which may extend credit to an individual in connection with the exercise in a manner described under Regulation T of the Securities and Exchange Commission (the "SEC").

         Delivery of BancorpSouth Common Stock. Only whole shares of BancorpSouth common stock will be issued under the Plan. BancorpSouth or its transfer agent will deliver newly issued shares of BancorpSouth common stock as soon as administratively feasible after exercise of an option. No fees or commissions are charged by BancorpSouth for the issuance of Bancorpsouth common stock under the Plan.

         Termination of Options. Any rights to acquire BancorpSouth common stock under the Plan are forfeited on the date on which an option terminates. Except as otherwise stated in an individual's option agreement, nonqualified stock options and incentive stock options terminate three months after the date that an individual ceases to be employed by BancorpSouth or any affiliate for any reason other than death or total disability, unless by its terms the option sooner terminates or expires. If employment terminates due to death or disability, the option will terminate at the end of the 12-month period following such termination (unless by its terms it sooner terminates or expires).

         Transferability. Options granted to an individual under the Plan are not transferable or assignable, except for transfers by will or the laws of descent and distribution and, during the individual's lifetime, are exercisable only by the individual to whom BancorpSouth granted the option.

         Liens. The Plan makes no provision for the creation of a lien with regard to any option under the Plan or BancorpSouth common stock acquired thereunder.

FEDERAL INCOME TAX INFORMATION

        Generally, an individual will not recognize income on the grant of an option under the Plan. Tax treatment thereafter depends upon the type of option involved and the amount of time it has been held:

        Incentive Stock Options: Generally, an individual is not subject to tax on the exercise of an incentive stock option. However, the exercise of an incentive stock option gives rise to a preference under the federal Alternate Minimum Tax ("AMT") rules. AMT preferences that exceed limits specified in the Internal Revenue Code can result in AMT liability in some situations. Otherwise, taxation is postponed until the individual sells BancorpSouth common stock acquired through an incentive stock option, provided that the individual holds the stock for at least two years after the option is granted and one year after the date of exercise. The individual will be subject to capital gains tax on the difference between the price paid to exercise the incentive stock option and the fair market value of the BancorpSouth common stock at the time it is sold. For incentive stock options exercised after December 31, 2000, a lower capital gains rate will generally apply if the stock is held for at least five years. However, if the stock is sold before the end of the mandatory holding period for incentive stock options, the sale is treated as a "disqualifying disposition" and the individual is taxed at ordinary income rates on the difference between the exercise price of the option and the fair market value of BancorpSouth common stock at the time of sale.

        Nonqualified Stock Option: Generally an individual will be taxed at the time he or she exercises a nonqualified stock option on the difference between the exercise price and the fair market value of the BancorpSouth common stock at the time of exercise. This difference is taxed as ordinary compensation income, and BancorpSouth is obligated to withhold income taxes on this amount of income. The individual's tax basis in stock acquired through a nonqualified stock option is the exercise price plus the amount of taxable income that he recognized. Any gain on the sale of stock acquired through a nonqualified stock option is subject to capital gains tax treatment. Reduced capital gains rates apply if the stock is held for at least 12 months after exercise. For nonqualified stock options exercised after December 31, 2000, a further rate reduction applies if the stock is held for five years.

        BancorpSouth is entitled to a tax deduction on the amount of ordinary income that the individual recognizes on the exercise of a nonqualified stock option, or upon the disqualifying disposition of stock acquired through an incentive stock option. BancorpSouth does not obtain a tax deduction upon the grant of an option or the exercise of an incentive stock option.

                       WHERE YOU CAN FIND MORE INFORMATION

         BancorpSouth has filed with the SEC under the Securities Act of 1933 a Registration Statement on Form S-4 and a Post-Effective Amendment No. 5 on Form S-4 to that Registration Statement. The Registration Statement and Post-Effective Amendment, including the attached exhibits and schedules, contain additional relevant information about BancorpSouth and the BancorpSouth common stock. The rules and regulations of the SEC allow BancorpSouth to omit certain information included in the Registration Statement and Post-Effective Amendment from this Prospectus.

         In addition, BancorpSouth files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the SEC:

Public Reference Room                    New York Regional Office               Chicago Regional Office
450 Fifth Street, N.W.                   7 World Trade Center                   Citicorp Center
Room 1024                                Suite 1300                             500 West Madison Street
Washington, D.C. 20549                   New York, New York 10048               Suite 1400
                                                                                Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like BancorpSouth, which file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about BancorpSouth at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows BancorpSouth to "incorporate by reference" information into this Prospectus from documents that BancorpSouth has previously filed with the SEC. This means that BancorpSouth can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about BancorpSouth and its financial condition. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by other information that is set forth directly in this document.

         This Prospectus incorporates by reference the following documents with respect to BancorpSouth:

         1. BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 1997;

         2. BancorpSouth's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

         3. BancorpSouth's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

         4. BancorpSouth's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

         5.       BancorpSouth's Current Report on Form 8-K dated May 18, 1998;

         6.       BancorpSouth's Current Report on Form 8-K dated July 10, 1998;

         7.       BancorpSouth's Current Report on Form 8-K dated September 3,
                  1998;

         8.       BancorpSouth's Current Report on Form 8-K dated January 6,
                  1998;

         9. The description of BancorpSouth common stock contained in BancorpSouth's Registration Statement on Form 8-A dated May 14, 1997; and

         10. The description of BancorpSouth Rights contained in BancorpSouth's Registration Statement on Form 8-A dated May 14, 1997.

         BancorpSouth incorporates by reference additional documents that BancorpSouth may file with the SEC between the date of this Prospectus and the date on which this offering is terminated. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You can obtain copies of the documents incorporated by reference in this Prospectus with respect to BancorpSouth without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus, by requesting them in writing or by telephone from BancorpSouth at the following:

                               BancorpSouth, Inc.
                              One Mississippi Plaza
                            Tupelo, Mississippi 38801
                                 (601) 680-2000
                              Attention: Secretary.

         You should rely only on the information contained in or incorporated by reference in this Prospectus in considering whether or not to invest in the securities described in this document. BancorpSouth has not authorized anyone to provide you with information that is different from the information in this document. This Prospectus is dated February 23, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the delivery of this Prospectus nor the issuance of BancorpSouth common stock under this Prospectus shall create any implication to the contrary.

                                  LEGAL MATTERS

         Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi, counsel to BancorpSouth, will pass upon the validity of the shares of BancorpSouth common stock to be issued under this Prospectus.

                                     EXPERTS

         The Consolidated Financial Statements of BancorpSouth as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in this Prospectus and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses of this offering, which are to be paid by BancorpSouth, are estimated as follows:

Commission Registration Fee ...........................................................................     $1,037
Legal Fees and Expenses ...............................................................................      1,500
Accountants' Fees and Expenses ........................................................................      1,500
Transfer Agent and Registrar Fees .....................................................................        500
Miscellaneous Expenses ................................................................................        500
                                                                                                            ------
         Total ........................................................................................     $5,037
                                                                                                            ======

* Previously paid in connection with filing of Registration Statement on Form S-4 (Reg. No. 333-28081)


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         A. Restated Articles of Incorporation and Bylaws.

         BancorpSouth's Restated Articles of Incorporation provide that it will indemnify, and upon request advance expenses to, any person (or his estate) who was or is a party to any legal proceeding because he is or was a director, officer or employee of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another corporation, partnership, or other entity, against any liability incurred in that proceeding (A) to the full extent permitted by the Mississippi Business Corporation Act ("MBCA"), and (B) despite the fact that such person did not meet the standard of conduct specified in the MBCA or would be disqualified for indemnification under the MBCA, if a determination is made that (i) the person seeking indemnity is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, and (ii) his acts or omissions did not constitute gross negligence or willful misconduct. A request for reimbursement or advancement of expenses prior to final disposition of the proceeding must be accompanied by an undertaking to repay the advances if it is ultimately determined that he did not meet the requisite standard of conduct but it need not be accompanied by an affirmation that the person seeking indemnity believed he has met the standard of conduct.

         BancorpSouth's Bylaws provide that it will indemnify officers and directors who are a party to any legal proceeding because he is or was an officer or director of BancorpSouth against any expenses or awards in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of BancorpSouth and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. BancorpSouth also will indemnify officers and directors who are a party to any derivative suit with respect to BancorpSouth because that person is or was an officer or director of

BancorpSouth, against expenses incurred in connection with that action unless he is found to have acted without good faith and without that degree of care, diligence and skill which ordinarily prudent men would exercise in similar circumstances and in like positions, unless, despite such finding of liability, the court determines that he is entitled to indemnity. The Bylaws also provide that BancorpSouth may (i) advance to the officer or director the expenses incurred in defending a proceeding upon receipt of an undertaking that he will repay amounts advanced unless it ultimately is determined that he is entitled to be indemnified, and (ii) purchase and maintain insurance on behalf of an officer or director against any liability arising out of his acting as such.

         B. Mississippi Business Corporation Act.

         In addition to the foregoing provisions of BancorpSouth's Restated Articles of Incorporation and Bylaws, directors, officers, employees and agents of BancorpSouth and its subsidiaries may be indemnified by BancorpSouth pursuant to Sections 79-4-8.50 through 79-4-8.58 of the MBCA.

         C. Insurance.

         BancorpSouth maintains and pays premiums on an insurance policy on behalf of its officers and directors against liability asserted against or incurred by such persons in or arising from their capacity as such.

         D. SEC Policy On Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling BancorpSouth pursuant to the foregoing provisions, BancorpSouth has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits

         Exhibit
         Number    Description of Exhibits
         -------   -----------------------
         3.1   --  Restated Articles of Incorporation of the Registrant (1)
         3.2   --  Amendment to Articles of Incorporation of the Registrant,
                   as filed on May 4, 1994 (1)
         5.1   --  Opinion of Riley, Ford, Caldwell & Cork, P.A.
         11.1  --  Statement re computation of earnings per share (2)
         21.1  --  List of subsidiaries of the Registrant (2)
         23.1  --  Consent of KPMG LLP
         23.2  --  Consent of Riley, Ford, Caldwell & Cork, P.A. (included in opinion filed as Exhibit 5.1)
         24.1  --  Power of Attorney (included on page II-5)
         99.1  --  BancorpSouth, Inc. 1998 Stock Option Plan

         ----------------
         (1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-4, filed on January 5, 1995.

         (2) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on February 22, 1999.

                                   BANCORPSOUTH, INC.

                                   By: /s/ Aubrey B. Patterson
                                       ----------------------------------------
                                           Aubrey B. Patterson
                                           Chairman of the Board and
                                           Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aubrey B. Patterson and L. Nash Allen, Jr., and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Post-Effective Amendment and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Name                                          Title                                   Date
----                                          -----                                   ----

/s/ Aubrey B. Patterson                       Chairman of the Board, Chief            February 22, 1999
-----------------------------------------     Executive Officer, Director
Aubrey B. Patterson                           (principal executive officer)

/s/ L. Nash Allen, Jr.                        Treasurer and Chief Financial Officer   February 22, 1999
-----------------------------------------     (principal financial and accounting
L. Nash Allen, Jr.                            officer)


/s/ Shed H. Davis                             Director                                February 22, 1999
-----------------------------------------
Shed H. Davis

/s/ Hassell H. Franklin                       Director                                February 22, 1999
-----------------------------------------
Hassell H. Franklin

/s/ Fletcher H. Goode, M.D.                   Director                                February 22, 1999
-----------------------------------------
Fletcher H. Goode, M.D.

/s/ W. G. Holliman, Jr.                       Director                                February 22, 1999
-----------------------------------------
W. G. Holliman, Jr.

/s/ A. Douglas Jumper                         Director                                February 22, 1999
-----------------------------------------
A. Douglas Jumper

/s/ Turner O. Lashlee                         Director                                February 22, 1999
-----------------------------------------
Turner O. Lashlee

/s/ Alan W. Perry                             Director                                February 22, 1999
-----------------------------------------
Alan W. Perry

/s/ Travis E. Staub                           Director                                February 22, 1999
-----------------------------------------
Travis E. Staub

/s/ Dr. Andrew R. Townes                      Director                                February 22, 1999
-----------------------------------------
Dr. Andrew R. Townes

/s/ Lowery A. Woodall                         Director                                February 22, 1999
-----------------------------------------
Lowery A. Woodall

                                  EXHIBIT INDEX

   EXHIBIT
   NUMBER       DESCRIPTION OF EXHIBITS

    3.1     --  Restated Articles of Incorporation of the Registrant (1)
    3.2     --  Amendment to Articles of Incorporation of the Registrant, as
                filed on May 4, 1994 (1)
    5.1     --  Opinion of Riley, Ford, Caldwell & Cork, P.A.
    11.1    --  Statement re computation of earnings per share (2)
    21.1    --  List of subsidiaries of the Registrant (2)
    23.1    --  Consent of KPMG LLP
    23.2    --  Consent of Riley, Ford, Caldwell & Cork, P.A. (included in opinion filed as Exhibit 5.1)
    24.1    --  Power of Attorney (included on page II-5)
    99.1    --  BancorpSouth, Inc. 1998 Stock Option Plan

    ----------------
    (1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-4, filed on January 5, 1995.

    (2) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.